                                                                    Exhibit 10.2

                     VISTEON HOURLY EMPLOYEE LEASE AGREEMENT

     This Lease Agreement (the "AGREEMENT") is made effective as of October 1, 2005 (the "EFFECTIVE DATE"), between Visteon Corporation, a Delaware corporation ("VISTEON"), and Automotive Components Holdings, LLC f/k/a/ VFH Holdings, LLC, a Delaware limited liability company ("ACH"). ACH and Visteon are referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

     WHEREAS, ACH is engaged in the business of manufacturing and assembling automotive parts and providing related services ("BUSINESS");

     WHEREAS, ACH is an entity managed by Ford Motor Company, a Delaware corporation ("FORD");

     WHEREAS, ACH and Ford will attempt to disposition certain assets of the Business to subsequent buyers;

     WHEREAS, Visteon hourly employees are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW and its affiliated locals (collectively, "UAW") and are covered under the terms and conditions of the (i) Master Visteon-UAW Collective Bargaining Agreement dated June 29, 2000 and the Supplemental Agreement dated as of May 4, 2004 and extensions or successor agreements by and between Visteon and the UAW (collectively, "MASTER VISTEON CBA") or (ii) the UAW Local #1216-Visteon Corporation Regional Assembly and Manufacturing LLC, Bellevue Plant, Labor Agreement ("BELLEVUE CBA") such employees hereafter known as ("BELLEVUE HOURLY EMPLOYEES");

     WHEREAS, pursuant to the terms of a Memorandum of Agreement dated as of May 24, 2005 by and between the UAW, Ford and Visteon ("MOA") the parties thereto agreed that all Visteon employees represented under the Master Visteon CBA as of the Effective Date would be converted to Ford employees and that after the Effective Date, Visteon would hire any new hourly employees under the terms of the Master Visteon CBA and lease them to ACH ("VISTEON NEW HIRES");

     WHEREAS, ACH desires to obtain the services of Visteon New Hires to conduct the Business pursuant to the terms of this Agreement; and

     WHEREAS, ACH desires to obtain the services of Bellevue Hourly Employees to conduct the Business pursuant to the terms of this Agreement.

     NOW THEREFORE, in consideration of the above premises and the mutual covenants herein contained, and for other good and valuable consideration given by each Party hereto to the other, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                      TERM

     Section 1.01. Term. The term of this Agreement shall commence on October 1, 2005, such date being referred to hereafter as the "EFFECTIVE DATE" and shall terminate on the earlier to occur of (i) the termination of employment of all of the Leased Employees (as defined below) or (ii) the agreement of the Parties to terminate this Agreement ("TERM").

                                    ARTICLE 2
                        LEASE OF VISTEON HOURLY EMPLOYEES

     Section 2.01. Lease and Employee Census. A preliminary employee census is attached as Schedule 2.01 ("PRELIMINARY CENSUS"). The Preliminary Census sets forth a list of the Bellevue Hourly Employees to be leased to ACH as of the Effective Date, together with their base hourly wage rate, Visteon service date, job classification, location code and Global Identification Number. Within five days of the date hereof, Visteon shall update the Preliminary Census with any applicable changes and deliver the Preliminary Census to ACH. ACH shall have an additional five days to approve the revised Preliminary Census. After the revised Preliminary Census is approved by ACH, it shall be substituted for
Schedule 2.01 and shall be known as the "EMPLOYEE Census". Employees who are identified on the Employee Census shall be known as "LEASED EMPLOYEES". In the event that ACH requires additional hourly employees to work in the Business, ACH will inform Visteon of its personnel requirements. Visteon shall hire only that number of employees with the specified skills that ACH requests. Visteon and ACH shall agree on the hiring process to be used. Visteon shall update the Employee Census at least monthly for any Visteon New Hires or Bellevue Hourly Employees and other employee transactions (i.e., quits, death, transfers, etc.) in connection with the invoice procedure specified in Section 4.04. Bellevue Hourly Employees and Visteon New Hires on the Employee Census shall be known for purposes of this Agreement as the "LEASED EMPLOYEES". The period during which Leased Employees are leased to ACH is referred to as the "LEASE PERIOD". ACH agrees to lease from Visteon, and Visteon agrees to lease to ACH, the Leased Employees under the terms of this Agreement.

     Section 2.02. Buyer Leasing. In the event of a sale or transfer of all or any part of the Business to a buyer, Visteon and Ford shall mutually agree on any ultimate disposition of the Leased Employees to a buyer, subject to UAW consent. Visteon shall make any appropriate arrangements concerning HR services as is determined by ACH, Visteon and a buyer for up to twenty-four (24) months under the terms of the Master Services Agreement between the Parties executed as of even date herewith ("MASTER SERVICES AGREEMENT"). Visteon shall provide such HR services to a buyer at the following rates:

TERM                             PRICE
----                             -----
9 months post-sale               Cost + 5%
10-15 months post-sale           Cost + 8%
16 months and beyond post-sale   Cost + 12%

     Section 2.03. Redundant Employees. ACH shall give Visteon at least ten business days notice (where practical) when ACH desires to discontinue the lease of any individual Leased Employee or group of Leased Employee, in its sole discretion. The requirement for at least ten business days notice will be waived in situations when a Leased Employee commits an offense which would justify a "for cause" termination under Visteon's personnel practices and consistent with the applicable CBA, in which event such employee will be terminated from this Agreement immediately and returned to Visteon. Visteon shall delete any such employee from the Employee Census effective on the last day worked for ACH; provided however, that ACH shall remain responsible for reimbursing Visteon for only those costs Visteon may incur with respect to such employee under the terms of the applicable CBA, including SUB costs, if any. Notwithstanding the above, lease fees for any Leased Employee terminated "for cause" shall cease the day the termination is effective. Visteon shall be responsible for complying with any applicable Worker Adjustment and Retraining Notification ("WARN") Act or other applicable legal requirements in connection with a termination of a Leased Employee, provided that Visteon receives notice from ACH sufficiently in advance to permit such compliance, including notification requirements. If Visteon does not receive sufficient notice from ACH, ACH shall be responsible for all costs of such compliance with WARN or any similar law, including costs of any period of continued employment or pay in lieu of notice.

                                    ARTICLE 3
                                EMPLOYER MATTERS

     Section 3.01. Employer Definition. Visteon shall be the employer of the Leased Employees and ACH shall not be considered the employer. Visteon will instruct Leased Employees to (i) conform to applicable law and ACH policies while at ACH facilities regarding safety and health, personal and professional conduct (including the wearing of an identification badge or personal protective equipment and adhering to plant regulations and general safety practices or procedures) generally applicable to such facilities, which policies, procedures, rules and regulations ACH will provide as soon as practicable after the date hereof, and as soon as practicable upon any modification, termination or adoption of any such policy, procedure, rule or regulation; and (ii) to otherwise conduct themselves in a lawful and businesslike manner. Leased Employees also shall be subject at all times to ACH's and Visteon's policies and procedures. During the Lease Period, Visteon shall retain responsibility for all payments and benefits due to the Leased Employees in connection with their work relating to the Business and pro-rated for part-time employment, including but not limited to:

     (i) the payment of Leased Employees' base hourly wage or other components of pay as required under the applicable CBA (less any applicable withholding or other taxes or any amounts deducted from such wages pursuant to normal payroll practices of Visteon);

     (ii) the provision of all other employee benefits under the applicable CBA;

     (iii) payment of all federal, state, or local taxes withheld or otherwise required to be paid with respect thereto; and

     (iv) the liability for statutory benefits, including workers' compensation, payable to employees.

     Section 3.02. Management of Employees. ACH and its management shall have the right to assign to, and to structure work for, the Leased Employees in accordance with the terms of the applicable CBA. Visteon acknowledges that ACH will have no employees, but ACH will carry out its management responsibilities hereunder by retaining appropriate personnel by assignment from Ford, leasing salaried employees from Visteon or retaining agency employees either by itself or through Visteon.

     Section 3.03. Information. ACH shall provide Visteon on a weekly basis a summary of the hours of service rendered by each of the Leased Employees during the preceding week. In addition, ACH shall provide Visteon with such information or documents as Visteon may reasonably request with respect to a

Leased Employee. ACH will share any such information with Visteon (other than non-job related personal care received by the Leased Employees unless related to a legitimate business interest of Visteon) regardless of any claim of privilege or confidentiality because Visteon is an employer of the Leased Employees.

     Section 3.04. Payroll and Related Services. During the Lease Period, Visteon shall provide payroll processing services for the Leased Employees comparable to such services for its employees other than Leased Employees. Upon reasonable request or as needed, Visteon will provide assurances that all proper payments and reporting requirements have been made.

     Section 3.05. Employee Benefit Plans. (a) During the Lease Period, Visteon shall cover the Leased Employees under the employee benefit and fringe benefit plans and arrangements under the applicable CBA. Leased Employees shall be ineligible to participate in any employee benefit plan or fringe benefit program sponsored by ACH or Ford. Requests for leave, reasonable accommodation and other benefits provided by Visteon policies or by federal, state or local law will be coordinated by ACH and Visteon. For avoidance of doubt, during the Lease Period, Visteon reserves the right to modify, terminate or suspend any employee benefit or fringe benefit plan applicable to any of the Leased Employees, with ACH consent, and subject to the applicable CBA.

     (b) During the Lease Period, Visteon shall maintain, administer and manage all employee benefit and fringe benefit plans and arrangements offered to the Leased Employees.

                                    ARTICLE 4
                                  REIMBURSEMENT

     Section 4.01. Direct Wage and Benefit Costs. Visteon shall be reimbursed for the direct wage and benefit costs for the Leased Employees. For purposes of this Section 4.01, reimbursements for "direct wage and benefit costs" shall include:

     (i) The weekly gross wage, and any other type of cash compensation specified in the applicable CBA, such as the Christmas bonus, moving allowance, and any other cash compensation not included in the Standard Monthly Group Fringe Cost (as defined below);

     (ii) A per-employee Standard Monthly Group Fringe Cost according to the rate schedules set forth on Schedule 4.01(ii) attached hereto. The rate schedule shall be reviewed monthly by ACH. Visteon may change the rate schedule periodically to reflect changes in costs and plan benefits, but no more than four times per any calendar year commencing in 2006, subject to ACH prior written approval, which approval shall not be unreasonably withheld. The Standard Monthly Group Fringe Cost shall not include any fees that are to be reimbursed to Visteon under the Master Services Agreement for such expenses;

     (iii) Expenses incurred by Visteon with respect to each Leased Employee which is not included in (i) and (ii) above that arise as a result of the Leased Employee's work for ACH, such as reserves for any workers' compensation claims arising out of a work accident while the Leased Employee was performing work for ACH during the Lease Period;

     (iv) Reasonable and necessary travel and business related expenses incurred by Visteon in furtherance of ACH Business and paid or reimbursed to a Leased Employee by Visteon as authorized by Visteon's standard travel and business expense reimbursement policy. Reimbursement under this subsection shall not include any fees that are to be reimbursed to Visteon under the Master Services agreement for such expense; and

     (v) Any taxes incurred or paid by Visteon with respect to the Leased Employees not otherwise covered under Sections (i) through (iv), above, including employer payroll taxes, the Michigan single business tax, and any excise, sales, use, gross receipts, value-added or other similar transaction taxes that may be levied by any domestic or foreign government related to the charges or services rendered pursuant to this Agreement; provided, however, that Visteon shall use commercially reasonable efforts to mitigate any applicable tax, including reasonable cooperation with ACH or Ford in connection with such mitigation.

     Section 4.02. Annual Rate Setting. Except as provided below, Visteon and ACH shall meet sixty (60) days prior to the end of the calendar year, or on a mutually agreed upon annual time period that is consistent with regular annual fringe cost changes, for the purpose of determining the Standard Monthly Group Fringe Cost (set forth in Section 4.01(ii) above) applicable for the following twelve month period. If the Parties are unable to agree on the per-employee rate for the Standard Monthly Group Fringe Cost set forth in Section 4.01(ii) above, the rate as determined by Visteon shall be in effect and applied to the most current Employee Census until the new rate is agreed upon and any adjustment shall be retroactively effective as of the beginning of the twelve month period. If the rate is not agreed upon prior to the beginning of the applicable periods, the Parties shall continue to diligently resolve the rate differences in a timely manner.

     Section 4.03. Reconciliation. Within a thirty (30) day period subsequent to the end of the calendar year, Visteon shall provide ACH with a statement indicating the Actual Group Monthly Fringe Cost for the year for the Leased Employees and the amount that was billed to ACH pursuant to Section 4.01(ii).

For purposes hereof, "ACTUAL GROUP MONTHLY FRINGE COST" for the year equals the actual payments made to include year end accruals, plus or minus the changes in reserves. ACH or its representatives shall have the right to verify the statement and Visteon promptly shall make available to ACH or its representatives all supporting documentation. After ACH approves the statement, Visteon shall make any appropriate adjustment (credit or debit) in the next billing cycle.

     Section 4.04. Payment Schedule/Payment. Payments due hereunder shall be paid according to the following schedule:

     (i) Visteon shall provide ACH with an invoice for Section 4.01(i) wages and other cash compensation and Section 4.01(v) statutory fees two business days prior to the applicable pay date; and

     (ii) Section 4.01(ii) Standard Monthly Group Fringe Cost, Section 4.01(iii) other expenses and Section 4.01(iv) travel and business expenses shall be invoiced five business days prior to the end of the month.

     Visteon shall render an invoice to ACH in such form and containing such detail as ACH shall reasonably require, for the amounts described above. The total due on the invoice shall be paid to Visteon on (a) the second business day after receipt of the invoice with respect to Section 4.04(i) and (b) the last business day of the month with respect to Section 4.04 (ii). Payments may be made by wire transfer or other means reasonably acceptable to Visteon. ACH or its representatives shall have a right to audit the invoices and related records of Visteon upon reasonable notice during normal business hours, at a place mutually agreed upon by the Parties.

     Section 4.05. Workers' Compensation and Unemployment Insurance. Visteon shall continue to provide Workers' Compensation and Unemployment Compensation coverage for all of the Leased Employees at all times during the Term.

                                    ARTICLE 5
                                WORK ENVIRONMENT

     Section 5.01. Compliance with All Health and Safety Laws. The Parties shall comply with all applicable, national, federal, state and local health and safety laws, regulations, ordinances, directives, and rules for Leased Employees working on their respective premises.

     Section 5.02. Compliance with Employment Laws. Each of the Parties shall comply with all applicable national, federal, state and local employment laws, including, but not limited to, wage and hour, overtime, discrimination laws, and/or local ordinances, with regard to its respective employees.

                                    ARTICLE 6
                                    INDEMNITY

     Section 6.01. ACH Indemnity. ACH shall indemnify Visteon and its affiliates ("VISTEON INDEMNITEES") against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against any Visteon Indemnitee) incurred or suffered by any Visteon Indemnitee arising out of the breach of any agreement made by ACH hereunder with respect to the Leased Employees.

     Section 6.02. Visteon Indemnity. Visteon shall indemnify ACH, Ford and their affiliates ("FORD INDEMNITEES") against and agrees to hold them harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against any Ford Indemnitee) incurred or suffered by any Ford Indemnitee arising out of (i) breach of any agreement made by Visteon hereunder; (ii) any employment, payroll, benefit, workers compensation, or other claims of any kind of any current or former Bellevue Hourly Employee or Visteon New Hire, including any Leased Employee, or any agency employee leased by Visteon to ACH pursuant to this Agreement, regardless of when they arise; or (iii) any claim by any current or former Bellevue Hourly Employee or Visteon New Hire, including any Leased Employee (or their dependents or beneficiaries), to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service, the Securities and Exchange Commission or comparable federal or national agencies in the United States, arising out of or in connection with the operation, administration, funding or termination of any of the employee benefit plans applicable to any Bellevue Hourly Employee or Visteon New Hire, including any Leased Employee, that arise prior to, during or after the Lease Period.

     Section 6.03. Indemnification Procedures. The procedure for indemnification under this Article 6 shall be the same procedure set forth in Section 7.03 of the Visteon Salaried Employee Lease Agreement dated as of October 1, 2005 between Visteon and ACH.

     Section 6.04. Survival of Indemnity Provisions. The provisions of this Article shall survive the termination of this Agreement indefinitely or until the latest date permitted by applicable law.

                                    ARTICLE 7
                                  MISCELLANEOUS

     Section 7.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to ACH, to:

          Ford Motor Company
          Office of the Secretary
          One American Road
          11th Floor World Headquarters
          Dearborn, Michigan 48126
          Facsimile No.: (313) 248-8713
          E-mail: psherry@ford.com

     with a copy to:

          Ford Motor Company
          Office of the General Counsel
          One American Road
          Room 626 World Headquarters
          Dearborn, Michigan 48126
          Facsimile No.: (313) 322-0248
          E-mail: bgoricha@ford.com

     if to Visteon to:

          Visteon Corporation
          One Village Center Drive
          Van Buren Township, Michigan 48111
          Attention: John Donofrio, General Counsel
          Facsimile No.: (734) 710-7132
          E-mail: jdonofri@visteon.com

     with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY 10153
          Attention: Michael E. Lubowitz, Esq.
          Facsimile No.: (212) 310-8007
          E-mail: michael.lubowitz@weil.com
or such other address, facsimile number or e-mail as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 7.02. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 7.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

     Section 7.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto. Upon any such permitted assignment, the references in this Agreement to ACH shall also apply to any such assignee unless the context otherwise requires.

     Section 7.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to the conflicts of law rules of such state.

     Section 7.06. Dispute Resolution. If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, injunctive relief and specific performance:

     (a) The Parties promptly shall hold a meeting of senior executives with decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

     (b) If the Parties are unable to negotiate a mutually satisfactory resolution as provided above, then upon request by either Party, the matter shall be submitted to binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief. The arbitrator will limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from those submitted by the Parties.

     (c) Arbitration shall take place in the City of Dearborn, Michigan unless the Parties agree otherwise or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This Section 7.06 is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

     Section 7.07. Jurisdiction. Subject to Section 7.06, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court sitting in Michigan or any Michigan State court sitting in the Wayne County or Oakland County, Michigan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Michigan. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

     Section 7.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 7.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns under Section 7.04.

     Section 7.10. Entire Agreement. This Agreement and the other documents executed in connection with this transaction constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and the other transaction documents.

     Section 7.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 7.12. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 7.07.

                      [signatures appear on following page]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VISTEON CORPORATION                      AUTOMOTIVE COMPONENTS HOLDINGS, LLC


By: /s/ James F. Palmer                  By: /s/ James F. Palmer
    ----------------------------------       -----------------------------------
Title: Executive Vice President and      Title: President
       Chief Financial Officer